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Exhibit 21

Subsidiaries of Traffix, Inc.

Subsidiary		State of Incorporation or Organization
1.	GroupLotto, Inc.	Delaware
2.	MultiBuyer, Inc.	Delaware
3.	Traffix Wireless, Inc.	Delaware
4.	Quintel E-Mail, Inc.	Delaware
5.	Quintelcomm, Inc.	Delaware
6.	Quintel Financial Information Services, Inc.	Delaware
7.	Calling Card Company, Inc.	New York
8.	New Lauderdale L.C.	Florida
9.	N.L. Corp.	Delaware
10.	Creative Direct Marketing, Inc.	Delaware
11.	Quintel Hair Products, Inc.	Delaware
12.	Quintel Products, Inc.	Delaware
13.	Quintelco., Inc.	Delaware
14.	Quintel Psychic Zone, Inc.	Delaware
15.	Quintel LaBuick Products, LLC	Delaware
16.	ThanksMuch, Inc.	Delaware
17.	InfiKnowledge, ULC	Nova Scotia, CA
18.	Montvale Management, LLC	New Jersey
19.	Traffix Canada, Inc.	Delaware
20.	TXNET, Inc.	Delaware
21.	Atlas Sites, Inc.	Delaware
22.	iMatchup.com, Inc.	Delaware
23.	Direct Deposit Promotions, Inc.	Delaware
24.	Prize Distributors, Inc.	Delaware

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  Exhibit 21
Subsidiaries of Traffix, Inc.